MILLENNIUM
                              Plastics Corporation
                              6265 S. Stevenson Way, Las Vegas, NV 89120
                              tel: 702.454.2121  *  fax: 702.454.2048
                              e-mail - Branagan@millennumpolymers.com
                              www.millenniumpolymers.com
                              OTC BB: MPCO



November 13, 2001

The Fit Group
Attn: Doug McClain
10 N. Martingale Road
Suite 400
Schumburg, IL 60173

     Re:  Stock Cancellation Agreement/Waiver and Release Agreement

Dear Mr. McClain:

I write to memorialize our agreement (the "Agreement") concerning the cancellation of certain shares of common stock in Millennium Plastics Corporation, a Nevada corporation ("Millennium") that were issued to The Fit Group ("FIT") in anticipation of the funding of approximately $10 million dollars by FIT, the wind-up of all arrangements between FIT and Millennium, and the waiver and release of any and all claims against Millennium.

By this Agreement, FIT and Millennium agree to resolve all of the above relationships, as follows:

1. Cancellation of Common Stock. Effective as of the date this letter is agreed and accepted by FIT, FIT will surrender to Millennium, the stock certificate representing 10,000,000 shares of Millennium's common stock, a medallion signature guaranteed stock power and a board resolution authorizing the cancellation of the shares. Millennium will immediately cancel the shares upon receipt of the above documents. FIT agrees to waive any claims with respect to the cancelled shares, including any and all dividend, voting or other intrinsic rights associated with being a stockholder of Millennium.

2. Consideration for Share Cancellation. The Parties mutually agree that the anticipated funding by FIT has not occurred and is not expected to occur in the foreseeable future. Therefore, FIT has not performed under its agreement, the shares have not been earned and consequently should be returned to Millennium for cancellation.

3. Waiver and Release. In consideration of the foregoing, FIT agrees to forever waive and release any and all claims, liens, charges, or encumbrances of any kind whatsoever (collectively, the "Claims") against Millennium and any of its directors, officers, employees, agents, subsidiaries and/or affiliates including, without limitation, any Claims related to the Stock cancelled by Millennium pursuant to 1 above or otherwise in connection with any agreement, arrangement or understanding, actual or alleged, between FIT and Millennium from now until the end of the world. Upon reasonable request by Millennium, FIT will execute any acknowledgement of the foregoing waiver and release in form reasonably satisfactory to counsel for Millennium.

4. Entire Agreement; Modification. This letter agreement constitutes the entire, final and complete agreement of FIT and Millennium and supersedes and replaces all prior or existing written and oral agreements between FIT and Millennium with respect to the subject matter hereof, and may only be modified in writing by the agreement of both parties.

5. Applicable Law; Dispute Resolution. This letter agreement shall be governed by and constructed in accordance with the law of the State of Nevada
  without  regard  to the conflicts of Law provisions thereof.   Any  dispute
  arising under this Agreement shall be settled by binding arbitration before a single arbitrator under the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator shall award the prevailing party its costs and expenses, together with reasonable attorneys' fees (including the allocable share, if any, of in-house counsel fees) and, accountants' and expert witness fees, if any. The award of the arbitrator may be entered in and enforced by any court of competent jurisdiction.

6. Notice. Each notice, instruction or other certificates required or permitted by the terms hereof shall be in writing and shall be communicated by personal delivery, fax or registered or certified mail, return receipt requested, to the parties hereto at their respective address, or at such address as any of them may designate by notice to each of the others.

7. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same instrument.



                         (Signature Page to Follow)

If the foregoing accurately sets forth our agreement, kindly indicate your acknowledgement and acceptance thereof below.

Sincerely yours,

MILLENNIUM PLASTICS CORPORATION



By: /s/
Paul Branagan, President

ACKNOWLEDGED AND ACCEPTED:

The Fit Group

By:  /s/_______________________________

Its: Chairman and CEO

DATE: 11-6-01